Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the 2011 Share Option Plan of Syneron Beauty Ltd. and the Syneron Beauty Ltd. 2011 Equity Incentive Plan – United States, of our report dated March 21, 2013 with respect to the consolidated financial statements of Syneron Medical Ltd. for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 21, 2013.

/s/ KOST, FORER, GABBAY and KASIERER

Tel Aviv, Israel	KOST, FORER, GABBAY and KASIERER

December 9, 2013	A member of EY Global